Exhibit 10.1


                               Adolor Corporation
                             620 Pennsylvania Drive
                           Exton, Pennsylvania 19341


April 22, 2002

Mr. Bruce A. Peacock
2095 Wyndtree Lane
Malvern, Pennsylvania  19355

Dear Bruce:

     Adolor Corporation, a Delaware corporation (the "Company"), is pleased to offer you a position as the President, Chief Executive Officer of the Company and member of the Company's Board of Directors (the "Board"), reporting solely and directly to the Board, with your full time employment commencing on May 6, 2002 (your "Start Date"). Between the date hereof and your Start Date, you will be employed by the Company on a part-time basis. This offer and your employment with the Company are subject to the terms and conditions of this offer letter (the "Offer Letter").

Positions and Responsibilities
------------------------------

     In respect of the positions set forth above, commencing on your Start Date, you will have the duties, responsibilities and authority normally associated with the offices and positions of a member of the board of directors, president and chief executive officer of a corporation, including, without limitation, complete operational and management authority with respect to, and complete responsibility for, the overall operations and day-to-day business and affairs of the Company. All other employees and officers of the Company will report solely and directly to you or your designees. You will also establish and be responsible for the agenda for all meetings of the Board.

Duties
------

     During your employment as an at-will employee of the Company, you will devote substantially all of your business time to the business and affairs of the Company and you will use your reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by the Offer Letter, provided, however, that you will be allowed, to the extent such activities do not substantially interfere with the performance of your duties and responsibilities hereunder, to (a) manage your personal, financial, and legal affairs, and (b) serve on civic or charitable boards or committees and other boards or committees with the prior approval of the Board.

Base Salary and Benefits
------------------------

     If you decide to join the Company, commencing on your Start Date, you will receive an annual base salary of $350,000 (the "Base Salary"), less applicable and required withholding, which will be paid biweekly in accordance with the Company's normal payroll procedures. The

Board will review your Base Salary annually each January thereafter for increase (but not decrease). To the extent your Base Salary is increased under this paragraph, such increased Base Salary will be your Base Salary amount for all purposes hereunder. In addition, you will be entitled to participate in all benefit programs maintained by the Company (including annual vacation of at least four weeks and medical, dental, life insurance and long-term disability plans) that may be provided to the Company's senior executives from time to time. During the period between the date hereof and your Start Date, your salary will be $10,000, payable within ten days after your Start Date.

Bonus
-----

     For calendar year 2002 on a prorated basis and for all succeeding calendar years thereafter during which you are employed by the Company, you will be entitled to a maximum annual cash bonus equal to 50% of your then current Base Salary for each such calendar year, based upon the achievement of pre-determined and objective performance goals, mutually agreeable to you and the Board. Such annual bonus will be payable as soon as practicable after the end of each such calendar year, but in no event later than March 15 of the calendar year immediately succeeding such calendar year.

Options
-------

     If you decide to join the Company, the Board will grant to you on the date that you accept the offer set forth in the Offer Letter options to purchase 740,000 shares of the Company's Common Stock at an exercise price based on the closing price on the date that you accept the offer set forth in the Offer Letter. One hundred thirty-five thousand of such options will vest on the first anniversary of your Start Date and 405,000 of such options will vest monthly over the succeeding three years at the rate of 1/36 per month beginning on the first month following the anniversary of your Start Date. Two hundred thousand of such options will vest on the sixth anniversary of your Start Date if you are still employed by the Company, provided that the acceleration of the vesting of 100,000 of such options shall occur on the date that the U.S. Food and Drug Administration accepts for filing the Company's New Drug Application for alvimopan for the treatment of post-operative ileus and the acceleration of the vesting of the remaining 100,000 options shall occur on the date immediately following product launch of the Company's first product and when aggregate product sales for any previous four quarters exceeds the sum of $50,000,000. To the extent permitted, the options granted hereunder will be issued under the Company's Amended and Restated 1994 Equity Compensation Plan (the "Plan"). Otherwise, the options will be issued pursuant to a non-qualified stock option agreement on substantially the same terms as the Plan between you and the Company. The shares of the Company's Common Stock issuable upon exercise of the options granted to you under this paragraph will be registered by the Company under the Securities Act of 1933, as amended, for resale by you.

Stock Grant
-----------

     If you decide to join the Company, the Board will grant to you on your Start Date, a stock grant of 5,000 shares of the Company's Common Stock. The Company will make a cash payment to you in an amount sufficient to reimburse you for all incremental federal, state and local income and employment taxes incurred by you in connection with the receipt of the grant, together with an additional amount to make you whole for all such taxes incurred by you in connection with the receipt of the payment under this sentence (together the "Tax Make-Whole Payment"). The Company's obligation under the preceding sentence shall be satisfied, to the extent necessary, through the Company's deposit of withholding taxes otherwise payable by you in connection with the grant and the Tax Make-Whole Payment.

Termination of Employment
-------------------------

     You will have the right to terminate your employment hereunder with or without Good Reason (as defined below), as provided below, and the Company will have the right to terminate your employment hereunder due to your Disability (as defined below) or with or without Cause (as defined below), as provided below.

     Except as provided for in the immediately following paragraph, if your employment hereunder is terminated at any time (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, you will be entitled to receive from the Company (a) in twelve monthly installments a payment in gross amount equal to one times the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at the Company's sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) continued vesting of all equity interests in the Company (except for any of the unvested portion of the 200,000 grant referred to in the third sentence under "Options" above and as otherwise may be provided for in future option awards) during the period of one year following the date of termination, and (e) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company. If the termination under this paragraph occurs prior to the first anniversary of your Start Date, you will be entitled to receive from the Company (a) in 24 monthly installments a payment in gross amount equal to two times the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year (provided that if such termination occurs prior to the determination of a bonus, if any, for calendar year 2002, then the bonus amount paid shall be deemed to be 50% of your Base Salary), (b) continuation of similar benefits in effect as of the date of termination for a period of two years following the date of termination at the Company's sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) continued vesting of all equity interests in the Company (except for any of the unvested portion of the 200,000 grant referred to in the third sentence under "Options" above and as otherwise may be provided for in future option awards) during the period of one year following the date of termination, and (e) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company.

         If your employment hereunder is terminated at any time during the 90 days before or the first twelve months following a Change in Control (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, you will be entitled to receive from the Company (a) in 24 monthly installments a payment in gross amount equal to two times the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year (provided that if such termination occurs prior to the determination of a bonus, if any, for calendar year 2002, then the bonus amount paid shall be deemed to be 50% of your Base Salary), (b) continuation of similar benefits in effect as of the date of termination for a period of two years following the date of termination at the Company's sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) accelerated vesting of 100% of all equity interests (except for any of the unvested portion of the 200,000 grant referred to in the third sentence under "Options" above and as otherwise may be provided for in future option awards) in the Company during the period of two years following the date of termination, and (e) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company.

     In the event your employment is terminated (i) by you voluntarily without Good Reason, or (ii) by the Company for Cause, you will only be entitled to receive from the Company (a) your Base Salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

     If your employment is terminated due to your death, your estate will be entitled to receive from the Company (a) Base Salary continuation through the end of the month in which your death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to you for your performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of your death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

     In the event your employment is terminated by the Company due to Disability, you will be entitled to receive from the Company (a) Base Salary continuation until your benefits under the Company's long-term disability plan commence, (b) a pro-rated bonus payment for the year in which such termination occurs equal to the bonus amount paid to you for your performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1st of such year through the date of such termination and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of such termination, and (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive, or welfare benefit plans of the Company.

     In the event of any termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any amounts due to you hereunder on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due under "Termination of Employment" are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Notwithstanding the foregoing, the Company's obligation to provide continuation of benefits under the welfare benefit plans described above shall cease if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the date of termination of your employment which provides you with eligibility for health insurance benefit.

     For purposes of this Offer Letter, "Cause" means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of the Offer Letter, an act or omission on your part shall be deemed "intentional" or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company. For purposes of the Offer Letter, "Good Reason" means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your titles or positions, as set forth and described above; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your titles and positions and/or as set forth above; (iii) you fail to be nominated to the Board or you are removed from the Board for any reason other than cause; (iv) your Base Salary is decreased by the Company, or your benefits under any of the Company's employee pension or welfare plans or programs are in aggregate materially decreased; or (v) the Company fails to pay your compensation, employee benefits or reimbursements when due.

     For purposes of the Offer Letter, "Change in Control" means (A) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or (B) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

     For purposes of the Offer Letter, "Disability" means your inability to render, for a period of six consecutive months, services hereunder by reason of permanent disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to you and the Company. If you and the Company cannot agree to such an independent medical physician, each will appoint one medical physician and those two physicians will appoint a third physician who will make such a determination.

Release
-------

         Prior to your receipt of any benefits under the Offer Letter on account of the termination of your employment, you will execute a release (the "Release") in the form attached hereto as Exhibit A. The Release shall specifically relate to all rights and claims in existence at the time of such execution. It is understood that you have 21 days to consider whether to execute the Release, and you may revoke the Release within seven business days after execution. In the event you do not execute the Release within the 21-day period, or if you revoke the Release within the subsequent seven business day period, no benefits shall be payable under the Offer Letter and the Offer Letter shall be null and void. Notwithstanding the foregoing, in addition to or in lieu of the release contained in Exhibit A, you may be required to execute and deliver an effective release in such other form as the Company may, in its sole discretion, determine to be necessary or appropriate in order to comply with the requirements of the laws of any jurisdiction applicable to you in order to make a general release of claims effective and enforceable.

Expense Reimbursement
---------------------

     You will be promptly reimbursed for all out-of-pocket costs incurred by you in the performance of your duties hereunder, including, but not limited to, personal use of a cell phone and reimbursement of operating expenses for your primary automobile.

Non-competition/No Solicitation/Confidentiality
-----------------------------------------------

     As a condition of employment, you will be expected to abide by Company rules and regulations and sign and comply with the Company's Employee Noncompetition, Nondisclosure and Development Agreement, which prohibits unauthorized use or disclosure of Company proprietary information and certain competitive activities.

Miscellaneous
-------------

     The Offer Letter is personal to you and without the prior express written consent of the Company, will not be assignable by you. The Offer Letter will inure to the benefit of and be enforceable by your heirs, beneficiaries, and/or legal representatives. The Offer Letter will inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company will require any successor to all or substantially all of its business and/or assets, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform the Offer Letter in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

         To indicate your acceptance of the Company's offer, please sign and date both copies of the Offer Letter in the space provided below and return one fully-executed and dated copy to the Company. Please keep one fully-executed and dated copy for your records. This Offer Letter, along with any agreements and plans referenced herein or relating to proprietary rights between you and the Company, contains the entire agreement between you and the Company concerning the subject matter hereof and supersedes any prior representations or agreements, whether written or oral. The Offer Letter will be governed and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws thereof. All notices and other communications hereunder will be in writing and will be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to you:         Mr. Bruce A. Peacock
                            2095 Wyndtree Lane
                            Malvern, Pennsylvania 19355

         If to the Company: Adolor Corporation
                            620 Pennsylvania Drive
                            Exton, Pennsylvania 19341
                            Attention: Secretary

         With a copy to:    James A. Lebovitz
                            Dechert
                            1717 Arch Street
                            Philadelphia, Pennsylvania 19103


or to such other address as any party has furnished to the others in writing in accordance herewith. Notices and communications will be effective when actually received by the addressee. The captions of the Offer Letter are not part of the provisions hereof and will have no force or effect. You will be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and you may change such election, in either case by giving the Company written notice thereof. In the event of your death or a judicial determination of your incompetence, reference in the Offer Letter to you will be deemed, where appropriate, to refer to your beneficiary(ies), estate or other legal representative(s). The respective rights and obligations of the parties hereunder will survive the termination of the Offer Letter for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations. The Offer Letter may not be modified or amended except in writing, signed both by the Company and you.

     We look forward to working with you at Adolor.

                                   Sincerely,

                                   ADOLOR CORPORATION


                                   By: /s/ John J. Farrar
                                       ----------------------------------
                                        John J. Farrar
                                        President and Chief Executive Officer


AGREED TO AND ACCEPTED:


   /s/ Bruce A. Peacock                      Dated:  4/22/02
------------------------------                       ---------
  Bruce A. Peacock

                                    Exhibit A


                                 General Release

NOTICE: This is a very important document, and you should thoroughly review and ------ understand the terms and effect of this document before signing it. By signing this General Release you will be releasing the Company from all liability to you. Therefore, you should consult with an attorney before signing the General Release. You have forty-five (45) days from the date of the distribution of these materials to consider this document. If you have not returned a signed copy of the General Release by that time, the Company will assume that you have elected not to sign the General Release. If you choose to sign the General Release, you will have an additional seven (7) days following the date of your signature to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by the Company within the seven (7) day revocation period.

          a. In consideration of the benefits to which Bruce A. Peacock (the "Executive") would not otherwise be entitled offered to the Executive by the Company under the Offer Letter dated as of April 22, 2002 (the "Offer Letter"), the Executive, on behalf of the Executive, and his heirs, executors and assigns, hereby releases and discharges Adolor Corporation, and its affiliates, parents, subsidiaries, successors, and predecessors, and all of their employees, agents, attorneys, officers and directors (for purposes of this General Release, hereinafter collectively referred to as "the Company") from any and all claims and/or causes of action, known or unknown, which the Executive may have or could claim to have against the Company up to and including the date of the Executive signing this General Release. This General Release includes, but is not limited to, all claims arising from or during the Executive's employment or as a result of the termination of the Executive's employment, and all claims arising under federal, state or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin or any other protected characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, and/or claims growing out of any legal restrictions, expressed or implied, on the Company's right to control or terminate the employment of its employees. This General Release does not include or affect the Executive's ability to apply for unemployment compensation benefits or the Executive's vested rights, if any, in the Amended and Restated 1994 Equity Compensation Plan of the Company.

          b. The Executive represents and warrants that he has not filed any complaints against the Company with any state or federal court. The Executive further agrees and covenants not institute or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising or asserting any claim(s) barred or released by this General Release. If the Executive does so and such claim(s) is found to be barred or released, in whole or in part, by this General Release, the Executive shall reimburse the Company for all costs and reasonable attorneys' fees (and/or applicable portion thereof) incurred by the Company in defending against any such released claim(s). The only exception to the foregoing provision regarding the reimbursement of costs and attorneys' fees is to the extent the provision relates to claims under the Age Discrimination in Employment Act in which the Executive is contesting the validity of the Offer Letter.

          c. The Executive will refrain from making any statements which are disparaging of the Company, its subsidiaries, directors, officers, agents, employees and successors; or from doing any act or making any statement which will be damaging to the business or reputation of the Company.

     By signing below, the Executive agrees to be legally bound by the terms of this General Release and acknowledges that he has carefully read and completely understands the terms of this General Release and is signing it knowingly, voluntarily and without duress, coercion, or undue influence.


Acknowledged and agreed to


--------------------------------            ADOLOR CORPORATION
Bruce A. Peacock


--------------------------------            ----------------------------------
Date                                        Name:
                                            Title


Witnessed by:


---------------------------------
Name:


---------------------------------
Date


                                      A-2